TECHNOLOGY LICENSE AGREEMENT


         This Agreement ("Agreement") is entered into January 31, 1997 to be effective as of December 31, 1996 ("Effective Date") by and between Internet
Worldwide Business Solutions, a California corporation ("IWBS") and IBS Software, Inc. a California corporation ("IBS Software").

1.       DEFINITIONS.

         1.1 "Toolkit Technology" shall mean any and all source code, programmer's notes, files, data, databases, materials, procedures, processes, designs, inventions, discoveries, know-how and works of authorship, including all documentation, and (a) all worldwide patent rights and applications (including any additions, continuations, continuations-in-part, divisions, reissues or extensions based thereon), (b) copyrights and other rights in works of authorship, (iii) mask work rights, (iv) trade secrets and know how, (v) confidential information and (vi) all other intellectual property and proprietary rights, whether owned or licensed, held by IWBS as of the Effective Date relating to the development, operation and maintenance of World Wide Web sites as further described in Exhibit A.

         1.2 "Toolkit Product" means the software development toolkit product commercialized by IBS Software based on the Toolkit Technology in object code form, as such product exists on the Effective Date and including any updates, upgrades and enhancements thereto created by IBS Software and made commercially available after the Effective Date.

2.       GRAND OF LICENSE.

         2.1 License to IBS Software. IWBS hereby grants to IBS Software an exclusive, irrevocable, perpetual, worldwide, fully paid up right and license, including the right to grant and authorize the grant of sublicenses, to the Toolkit Technology for all purposes, including, without limitation, to design, develop, modify, make, have made, use, import, lease, sell and otherwise distribute products incorporating or utilizing the Toolkit Technology and to otherwise exploit the Toolkit Technology.

         2.2 License to IWBS. In partial consideration for the rights granted in
Section 2.1, IBS Software hereby grants to IWBS a non-exclusive, worldwide, irrevocable, perpetual, fully paid up right and license to the Toolkit Product to copy and use internally and on behalf of third parties to which IWBS is providing services to develop World Wide Web sites. IWBS may not sublicense or distribute the Toolkit Product. All rights not granted to the Toolkit Product are reserved to IBS Software.

3. CONSIDERATION. In consideration of the rights granted to IBS Software, IBS Software will issue 2,000,000 shares of preferred stock to EDnet, the sole shareholder of IWBS in accordance with a separate stock purchase agreement to be entered into concurrently with this Agreement.

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         4. REPRESENTATIONS AND WARRANTIES.  IWBS represents and warrants to IBS
Software as follows:

         4.1 No Conflict. The entering into and performance of this Agreement by IWBS does not and will not violate, conflict with or result in a material default under any other contract or obligation to which IWBS is a party or by which it is or may become subject or bound. IWBS will not grant any rights under any future agreement, nor will it permit any obligation that will conflict with its obligations under this Agreement or the full enjoymen by IBS Software of uts rights under this Agreement.

         4.2 Right to Make Full Grant. IWBS has all requisite ownership, rights and licenses to grant the rights granted under this Agreement. To the best knowledge of IWBS, the Toolkit Technology and the use and distribution of the Toolkit Product as it exists on the Effective Date by IBS Software will not infringe, violate or misappropriate any rights of any third person.

         4.3 No Harmful Content. To the best knowledge of IWBS, the portion of the Toolkit Technology consisting of software as delivered by IWBS to IBS Software does not contain any matter which is injurious to end-users or their property, or which is scandalous, libelous, obscene, an invasion of privacy or otherwise unlawful or tortious and contains no computer viruses, booby traps, time bombs or other programming designed to interfere with the normal functioning of the software.

5.       DISCLAIMER.

         EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 4, THE TOOLKIT TECHNOLOGY IS PROVIDED "AS IS" WITHOUT WARRANTY OR CONDITION OF ANY KIND,
EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.       CONFIDENTIALITY.

         6.1 Confidentiality. "Confidential Information" consists of (i) any information designated as confidential, (ii) the Toolkit Technology, and (iii) any information relating to product plans, product designs, product costs, product prices, product names, finances, marketing plans, business opportunities, personnel, research, development or know-how except such information which the parties agree in writing is not confidential. Except to the extent consistent with the exercise of the licenses granted herein, each party agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by the other party and will take every reasonable precaution to protect the confidentiality of such information.

         6.2  Exceptions.   The  foregoing   restrictions   will  not  apply  to
information that (i) has become publicly known through no wrongful act of the receiving party, (ii) has been rightfully

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received  from  a  third  party  authorized  to  make  such  disclosure  without restriction, or (iii) has been approved for release by written authorization of the disclosing party.

7.       LIMITATION OF LIABILITY.

         IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND IN ANY WAY OUT OF THIS AGREEMENT.

8.       MISCELLANEOUS PROVISIONS.

         8.1 Assignment. IWBS may not assign this Agreement without the prior written consent of IBS Software.

         8.2 Independent Contractors. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

         8.3 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power, or remedy under this Agreement, except as specifically provided herein, shall operate as a waiver of any such right, power or remedy.

         8.4 Governing Law; Arbitration. This Agreement shall be governed by the laws of the State of California, USA, excluding conflict of laws provisions. Any disputes arising out of this Agreement shall be resolved by binding arbitration in Santa Clara County California in accordance with the rules of the American Arbitration Association. The arbitrator shall have the power to grant injunctive relief.

         8.5 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered delivered and effective when (a) personally delivered; (b) the day following transmission if sent by telex, telegram or facsimile followed by written confirmation by registered overnight carrier or certified United States mail; or (c) one (1) day after posting when sent by registered private overnight carrier (e.g., DHL, Federal Express, etc); or (d) five (5) days after posting when sent by certified United States mail. Notice shall be sent to the parties at the addresses set forth on Exhibit A or at such other address as shall be given by either party to the other in writing.

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         8.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

         8.7 Complete Understanding. This Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous agreement.

         8.8 Further Assurances. At any time or from time to time on and after the date of this Agreement, each party shall at the request of the other party, at such requesting party's expense, (i) deliver such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such other actions, as the requesting party may reasonably deem necessary or desirable in order for the requesting party to obtain the full benefit of this Agreement and the transactions contemplated hereby.

INTERNET WORLDWIDE
BUSINESS SOLUTIONS                           IBS SOFTWARE


By:      /s/ Randall H. Schmitz              By:  /s/ Trevor Stout
   -----------------------------                -----------------------
Name:  Randall H. Schmitz                    Name:  Trevor Stout
      --------------------------                  ---------------------
Title:    CEO                                Title:  CEO
       -------------------------                    -------------------

Agreed to and reviewed by:

EDNET, Inc.


By:      /s/ Tom Kobayashi
   -----------------------------
Name:  Tom Kobayashi
      --------------------------
Title:    CEO
       -------------------------

                                       4.
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Technology License Description

All source, object, executable, design documents, documentation, databases, tables, makefiles, project files, graphic icons and stylesheets, used for the creation of interactive web sites, including:


IBS Business Builder Server (cgi-bin)

         All cgi-bin programs and source code used for the creation of interactive web sites

         All database source code and modules for connectivity to databases, including but not limited to ODBC, Oracle Call Interface and Codebase.

         All source code for SQL interface to Codebase database

         IBS WebC (codename chianti) interpreter

         IBS Business Builder Development Tool for Windows 95/NT

         All Windows 95/NT user interface source code for the development of interactive web sites, including the following features:

         source code for a hierarchical web designer

         source code for ann imagegroup editor

         source code for integrated web browser

         source code for html help via web browser

         source code for passing (reading and writing) of html files into object arrays source code for the creation, modification, of data base entry into database tables source code for one-click site navigation, hyperlink management source code for ftp publishing to the internet

         source code for the generation of graphic stylesheets with embedded text source code for wizards that generate web modules

         source for split screen views that allow for preview, layout, source, and code views of web


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         source code for wysiwyg html editor using 3rd party editor source code for installation program

         source for all web modules written in IBS WebC (codename chianti) for the purpose of shopping, discussion groups, database searching, database updating, user administration, form handling, and other web applications